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                                                                  Exhibit 3.9(a)

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              D.A. MANAGEMENT, INC.

          DANIEL M. ARDELL hereby certifies that:

          1. He is the President and the Secretary, respectively, of D.A. MANAGEMENT, INC., a California corporation (the "Corporation").

          2. The Articles of Incorporation of this Corporation are hereby amended and restated to read as follows:

                                        I

          The name of this corporation is D.A. MANAGEMENT, INC.

                                       II

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the California General Corporation Law other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                       III

          This corporation is authorized to issue only one class of shares of stock and such class shall be designated as "Common Stock." The total number of shares of Common Stock which this corporation is authorized to issue is one million (1,000,000).

                                       IV

          The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                        V

          This corporation is authorized to provide indemnification of agents, as the term is defined in Section 317 of the California Corporations Code, in excess of that expressly permitted by said Section 317, for breach of duty to the corporation and its shareholders, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, to the fullest extent such indemnification may be authorized hereby pursuant to paragraph (11) of subdivision (a) of Section 204 of the California Corporations Code."

          3. The foregoing Amendment and Restatement of Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

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          4.   The foregoing Amendment and Restatement of Articles of
Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the Corporation is 2,000. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more then fifty percent (50%).

          I declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of my own knowledge.

     Dated:   March 11, 1996

                                                    /s/ Daniel M. Ardell
                                                    ----------------------
                                                    Daniel M. Ardell
                                                    President and Secretary